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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2006

VENOCO, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 2950 Denver, Colorado		80202-1370
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (303) 626-8300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement.

        On March 31, 2006, Venoco, Inc. acquired TexCal Energy (LP) LLC, an independent exploration and production company with properties in Texas and California, for $456 million in cash. According to a reserve report prepared by independent engineers DeGolyer & MacNaughton, as of December 31, 2005, TexCal had proved reserves of 31.4 MMBOE. TexCal's operations are located entirely onshore and are concentrated in the Gulf Coast region of Texas and in the Sacramento basin in California.

        Venoco's acquisition of TexCal was completed pursuant to a merger agreement entered into on March 30, 2006. As contemplated by the agreement, TexCal merged with one of Venoco's wholly owned subsidiaries, with TexCal as the surviving entity. TexCal made customary representations in the merger agreement regarding its business, operations and other matters, all of which expired at the closing of the transaction.

        Venoco financed the acquisition through loans advanced under a second amendment and restatement of its existing revolving credit facility and a new senior secured second lien term loan facility. On March 30, 2006, Venoco borrowed $350 million pursuant to the term loan facility, which it entered into with Credit Suisse, as administrative agent, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as joint lead arrangers, Harris Nesbitt Corp., as co-arranger, and Lehman Brothers, as syndication agent. Venoco entered into the second amendment and restatement of its existing revolving credit facility on March 30, 2006 with the Bank of Montreal, as administrative agent and lead syndication agent, Harris Nesbitt, as lead arranger, Credit Suisse Securities (USA) and Lehman Brothers, as co-arrangers, and Credit Suisse and Lehman Commercial Paper Inc., as co-syndication agents and co-documentation agents. On March 31, 2006, Venoco borrowed approximately $119.5 million under the revolving credit facility to finance the remainder of the TexCal purchase price and transaction costs of approximately $15 million.

        The revolving credit facility has an aggregate maximum loan amount of $300 million and an initial borrowing base of $200 million. The revolving credit facility is secured by a first priority lien on substantially all of Venoco's assets, including the stock of all of its subsidiaries, and is unconditionally guaranteed by each of its subsidiaries other than Ellwood Pipeline, Inc. The term loan facility is secured by second priority liens on the same collateral as the revolving credit facility. A collateral trust agreement was established on March 30, 2006 in order to provide, for the benefit of the holders of Venoco's outstanding 8.75% senior notes due 2011, liens on Venoco's property that are equal and ratable with the liens securing the term loan facility. Principal on the term loan facility is payable on March 30, 2011, and principal on the revolving credit facility is payable on March 30, 2009, subject, in each case, to certain obligations to make mandatory prepayments. Venoco may from time to time make optional prepayments on outstanding loans. Under the term loan facility, optional prepayments made prior to the second anniversary of the date of the loan are subject to a prepayment premium.

        Loans made under both facilities are designated, at Venoco's option, as either "Base Rate Loans" or "LIBO Rate Loans." Base Rate Loans under the revolving credit facility bear interest at a floating rate equal to (i) the greater of Bank of Montreal's announced base rate and the overnight federal funds rate plus 0.50% plus (ii) an applicable margin ranging from zero to 0.75%, based upon utilization. LIBO Rate Loans under the revolving credit facility bear interest at (i) LIBOR plus (ii) an applicable margin ranging from 1.50% to 2.25%, based upon utilization. A commitment fee ranging from 0.375% to 0.5% per annum is payable with respect to unused borrowing availability under the facility.

        Base Rate Loans under the term loan facility bear interest at a floating rate equal to (i) the greater of Bank of Montreal's announced base rate and the overnight federal funds rate plus 0.50% plus (ii) an applicable margin ranging from 3.50% to 4.00%. LIBO Rate Loans under the term loan facility bear interest at LIBOR plus an applicable margin ranging from 4.50% to 5.00%. In each case, the applicable percentage depends on Venoco's maintenance of certain financial ratios and the occurrence of certain other events. In some circumstances, interest on loans under the term loan facility could increase by up to an additional 0.75%.

        The agreements governing the revolving credit facility and the term loan facility contain customary representations, warranties, events of default, indemnities and covenants, including financial covenants that require Venoco to maintain specified ratios of EBITDA to interest expense, current assets to current liabilities, EBITDA to debt and PV-10 to total debt.

        Lehman Brothers, Bank of Montreal and certain of their respective affiliates have in the past provided, and may in the future provide, financial, advisory, commercial and investment banking services to Venoco. Credit Suisse may also provide such services to Venoco in the future.

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

        The information set forth in Item 1.01 is incorporated herein by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

        The information set forth in Item 1.01 is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

        (a) and (b)

        Historical and pro forma financial information required under this item will be filed by amendment to this Current Report on Form 8-K as soon as reasonably practicable.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        Date: April 3, 2006

VENOCO, INC.
By:	/s/ TIMOTHY M. MARQUEZ
Name:	Timothy M. Marquez
Title:	Chief Executive Officer

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  ITEM 1.01 Entry Into a Material Definitive Agreement.
  ITEM 2.01 Completion of Acquisition or Disposition of Assets.
  ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
  ITEM 9.01 Financial Statements and Exhibits.
SIGNATURE